Exhibit 2

                              RESCISSION AGREEMENT


     AGREEMENT, made as of this ___ day of November, 2004, by and between John
R. rice (Rice) and Joseph Ingrassia (Ingrassia) with offices at 515 Madison Avenue, 21st floor, New York, New York 10022 (hereafter collectively the "Sellers"); Rich Holdings Group, Inc. a Nevada Corporation with offices at 515 Madison Avenue, 21st floor, New York, New York 10022 ("Rich")and South Investment Group Co., Ltd Chen Shu Hui, Chen Bai Xun, Liu Xiang, Yu Chen, Jian Feng, Li Qi Song, Zheng Yi, Cun Zheng, Jian Li, Huang Man Xi, Chen Kong Bin, Xue Da Xia and Ye Sheng Yong, (hereafter, collectively the "Buyers").


     WHEREAS on or about October 10, 2004 Buyers, in the aggregate purchased a total of 1,820,800 shares (the Shares) of Rich common stock from Sellers

     WHEREAS such Shares were sold and issued to Buyers in error in that among other reasons, the acquisition of an interest in Rich by one of the Buyers South Investment Group, Co., Ltd., is prohibited under laws of Peoples Republic of China and

     WHEREAS Sellers and Buyers wish to terminate the Agreement for Purchase of Common Stock (the Agreement) and rescind the issuance of Shares thereunder and

     WHEREAS Chen De Xing, a individual wishes to acquire the Shares and assume Buyers obligations under the Agreement.

     Now therefore, in consideration of the mutual covenants and conditions herein contained, it is agreed as follows:

     1. The sale of the Shares by Sellers to Buyers pursuant to the Agreement is hereby rescinded as of the date entered into and the Shares shall be returned to Rich's Transfer Agent for reissuance as herein provided

     2. Chen DeXing hereby agrees to purchase from the Sellers all of the shares being returned to Sellers as a result of the recession of the Agreement and hereby assumes all of Buyers obligations pursuant to the Agreement and Sellers hereby consent and agree thereto

     In witness whereof the parties have executed the agreement as of the___ day of November 2004

RICH HOLDINGS GROUP, INC.                  /s/  Chen DeXing
                                           -------------------------------------
                                                Chen DeXing

By: /s/                                    /s/  Zheng Yi
-------------------------------------      -------------------------------------
                                                Zheng Yi

South Investment Group Co. Ltd

By: /s/                                    /s/  Cun Zheng
-------------------------------------      -------------------------------------
                                                Cun Zheng


/s/  Chen Shu Hui                          /s/  Jian Li
-------------------------------------      -------------------------------------
     Chen Shu Hui                               Jian Li


/s/  Chen Bai Xun                          /s/  Huang Man Xi
-------------------------------------      -------------------------------------
     Chen Bai Xun                               Huang Man Xi


/s/  Liu Xiang                             /s/  Chen Kong Bin
-------------------------------------      -------------------------------------
     Liu Xiang                                  Chen Kong Bin


/s/  Yu Chan                               /s/  Xue Da Xia
-------------------------------------      -------------------------------------
     Yu Chan                                    Xue Da Xia


/s/  Jian Feng                             /s/  Ye Sheng Yong
-------------------------------------      -------------------------------------
     Jian Feng                                  Ye Sheng Yong


/s/  Li Qu Song
-------------------------------------
     Li Qu Song